LEASE AGREEMENT

6980 O'BANNON DR.

LAS VEGAS, NEVADA

1. Date of Lease Agreement. This Lease Agreement (hereinafter called "Lease") is made and entered into August 31, 2010;

2. Parties. This Lease is entered into between Galaxy Gaming, Inc. (hereinafter referred to as Tenant), and Abyss Group, LLC (hereinafter collectively referred to as "Landlord").

3. Premises. In consideration of Tenant's obligations herein, Landlord agrees to allow Tenant to occupy and possess the real property located at 6980 O'Bannon Dr. Las Vegas, Nevada 89117 (hereinafter referred to as the "Premises").

4. Duration of this Lease. This Lease shall begin on the 1st day of September, 2010, and shall continue for a period of two (2) years, terminating on August 31, 2012, (hereafter the Lease Term), unless extended by mutual consent of Tenant and Landlord.

5. Rent. Rent shall be the total sum of Ten Thousand Three Hundred Fifty Nine Dollars ($10,359.00) per month, paid in advance on the first day of the month in which it is due (hereafter the Rent). Landlord shall be under no obligation to notify Tenant that the Rent is due.

6. Services Included with Rent. No additional services are included in this Lease.

7. Use. The Premises shall be used primarily as office space and minor assembly operation and for no other reason, unless specifically authorized by Landlord in writing.

8. Taxes, Utilities and Common Area Maintenance. Tenant shall be responsible for the payment of all real and personal property taxes, utilities, including but not limited to water, electricity, sewer, and garbage services, landscaping and common area maintenance fees. If Tenant fails to pay any of these obligations, Landlord may, at its option, pay them and add such sum to the rent due from Tenant.

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9. Entry and Inspection. Tenant shall permit Landlord or Landlord's agents to enter the Premises at reasonable times and upon reasonable notice for the purpose of inspecting the Premises or for making necessary repairs. Landlord agrees to give Tenant 24 hours notice unless there is an emergency.

10. Assignment and Subletting. Landlord may assign this Lease to any party at their option without requiring the consent of Tenant. Tenant shall not assign this Lease to or sublet any portion of the Premises without prior written consent of the Landlord which may not be unreasonably withheld.

11. Maintenance, Repairs and Alterations. Tenant acknowledges that the Premises are in good order and repair, unless otherwise indicated herein. Tenant shall, at its own expense, and at all times, maintain the exterior and interior of the Premises in a clean and sanitary manner. Landlord shall maintain, make repairs and replace if necessary all equipment, appliances, roofing, walls, electrical, plumbing, and other system and structural items. Tenant shall irrigate and maintain the surrounding grounds, including lawns and shrubbery, and keep the same clear of rubbish and weeds.

12. Default. Any failure by Tenant to pay rent when due, or perform any term hereof, shall, at the option of the Landlord, entitle Landlord to proceed with eviction proceedings in accordance with Nevada law. In the event of a default by Tenant, Landlord may elect to (a) continue the Lease in effect and enforce all their rights and remedies hereunder, including the right to recover the rent as it becomes due whether or not Tenant has been evicted or (b) at any time, terminate all of Tenant's hereunder and recover from Tenant all damages which may incur by reason of the breach of the Lease, including the cost of recovering the Premises, and including the worth at the time of such termination, or at the time of an award if suit be instituted to enforce this provision, of the amount by which the unpaid rent for the balance of the term exceeds the amount of such rental loss which the Tenant proves could be reasonably avoided.

13. Security. No security deposit has been required of or collected from, Tenant.

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14. Fixtures. All fixtures in place at the time of signing this Lease and all fixtures subsequently installed or attached to the Premises shall remain and become (respectively) the property of Landlord.

15. Waiver. No failure of Landlord to enforce any term hereof shall be deemed a waiver, nor shall any acceptance of a partial payment of rent be deemed a wavier of Landlord's right to the full amount thereof.

16. Notices: Any notice which either party may or is required to give, may be given by mailing the same, postage prepaid, to Tenant at the Premises or to Landlord at the address shown below or at such other places as maybe be designated by the parties from time to time.

17. Holding Over: Any holding over after expiration hereof, with the consent of Landlord, shall be construed as a month-to-month tenancy in accordance with the terms hereof, as applicable.

18. Time: Time is of the essence of this agreement.

19. Attorneys Fees, Venue: In the event that any legal action is brought by either party to enforce the terms hereof or relating to the demised Premises, the prevailing party shall be entitled to all costs incurred in connection with such action, including reasonable attorney's fee. The parties consent to the laws and the courts of the County of Clark, State of Nevada.

20. Entire Agreement: The foregoing constitutes the entire agreement between the parties and may be modified only in writing signed by both parties.

LANDLORD:	TENANT:

ABYSS GROUP, LLC /s/ Therese Saucier By: Therese Saucier Its: Manager	GALAXY GAMING, INC. /s/ William O’Hara By: William O’Hara Its: Chief Operating Officer and Director

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